Exhibit 10.19

CONSULTING AGREEMENT

AGREEMENT, dated as of the 1st day of January, 2005, by and between ANGION BIOMEDICA CORP., a Delaware corporation (the “Company”), and

Rina S. Kurz (the “Consultant”).

W I T N E S S E T H:

WHEREAS, the Consultant desires to continue to provide certain consulting and related services to the Company related to administration of the Company (acting CEO)

; and

WHEREAS, the Company desires to continue to retain the Consultant, and the Consultant desires to be so retained by the Company, to perform the services herein, all subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1.            Term.  Subject to the terms and conditions herein, the term of the retention under this Agreement shall be for a period of one (1) year, commencing as of January 1, 2005, and terminating on December 31, 2005, (the “Term”) and will automatically continue for additional periods of one year unless either party gives the other written notice for non-renewal at least 60 days prior to the end of any Term.

2.            Position, Duties and Representations.

2.01.     Position.  During the Term, the Consultant shall hold the position of Consultant to the Company.

2.02.     Duties of Consultant.  During the Term, the Consultant shall provide the following services to the Company:

Maintain the corporate office in Ft Lee, NJ including maintaining of computer network & Angion’s email system.

Maintain all files related to grant applications, funded grants

File & Tracks all IP (including tracking for license maintenance fees).

Interacts with NIH agencies such as the ORI and file reports.

Search for grant funding opportunities.

Screen all scientific data hits provided by services such as Nerac and ReCap on a daily basis

Identify and transmits news and publications relevant to Anion’s projects on a daily basis.

Maintain all financial information, monitors financial performance and interacts with financial institutions including generation of wire transfers.

Assist in other corporate projects identified by Management including assisting in purchasing R&D activites when necessary.

(a)    ..

2.03.     Extent of Services.

(a)    The Consultant shall devote such time to performance of his services hereunder as may be reasonably required to accomplish the assigned tasks within the timeframes agreed upon by Consultant and Company.

(b)    The services may be performed telephonically or in person, as requested by the Company. The Consultant shall use his best efforts to attend the requested meetings or presentations.

3.            Compensation.

3.01.       Remuneration.  In consideration for the services to be performed by the Consultant pursuant to this Agreement, the Company shall pay the Consultant a fee of $47.50 per hour not to exceed a total of $70,000 during the term of the agreement.

3.02.       Reimbursement.  During the Term, the Company shall reimburse the Consultant for his travel expenses and other expenses incurred at the direction of the Company. All reimbursements shall be made in accordance with the Company’s reimbursement policies.

4.            Non-Disclosure of Confidential Information; Non-Competition.

4.01.       Confidentiality.

(a)    “Confidential Information” means any confidential or proprietary information, technical data, trade secrets or know-how of the Company, including, but not limited to, research and product plans, products, services, customer lists, and customers, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed by the Company, either directly or indirectly, in writing, orally or otherwise, as well as any therapeutic or and other proposed uses arising from the Company’s technologies and all non-public information regarding the Company’s actual and proposed business plans and strategies learned by the Consultant. Confidential Information does not

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include information (i) which has become publicly known and made generally available other than as a result of the Consultant’s violation of this Agreement, (ii) that is in the possession of the Consultant prior to its receipt of such information from the Company, or (iii) is or can be independently acquired or developed by the Consultant without violating any of his obligations under this Agreement.

(b)    The Consultant will, to the extent permitted by applicable law, hold said Confidential information in strict confidence and trust for the Company. The Consultant will not, during or subsequent to the Term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than for the performance of services on behalf of the Company, or disclose the Confidential Information to any third party without the prior written consent of the Company. The Consultant further agrees to take all reasonable precautions to protect the Confidential Information and to prevent any unauthorized disclosure of such Confidential Information.

(c)    It is understood that the Confidential Information shall remain the sole property of the Company. The Consultant shall have no rights with respect to patents or other tangible or intangible property rights developed or created from the Confidential Information, including any components of the Confidential Information that were the result of the services of the Consultant hereunder.

4.02.       Return of Documents.  The Consultant agrees that, upon the expiration of his retention with the Company for any reason, he shall immediately deliver to the Company any and all documents and other material, including that developed or produced by the Consultant in the performance of this Agreement (“Work Product”), and all copies thereof, in his possession or under his control relating to any Confidential Information and all other non-public information regarding the Company’s business, which is otherwise the property of the Company (“Proprietary Information”). The Company shall have the right to use the Work Product for any purpose without any additional compensation to the Consultant. The Consultant shall not make any Work Product available to any third party or use any Work Product for the benefit of himself or any third party without the prior written consent of the Company.

4.03.       Remedies.  The Consultant agrees that any breach or threatened breach by him of any provision of this Section 4 shall entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Consultant hereinabove shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part of any restriction, will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. No waiver of any one breach of the restrictions contained in this Section 4 shall be deemed a waiver of any future breach.

5.            Termination.  Notwithstanding the Term in Section 1 hereof, either party may terminate this Agreement at any time effective thirty (30) days after written notice of termination is received by the other party hereto. In addition, this Agreement shall terminate upon the death or permanent disability of the Consultant. Notwithstanding the termination of this Agreement, Section 4 shall survive in accordance with its respective terms.

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6.            Notices.  All notices, requests, demands or other communications hereunder shall be in writing and given if delivered personally or by registered mail or national overnight courier or by facsimile to either party at the address set forth below, or at such other address as either party may designate in writing to the other:

If to the Company:

Bruce Rich

Thelen Reid & Priest

875 3rd Ave

New York, NY 10022-6255

Miscellaneous.

6.01.     Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreement between the parties. If there is any conflict between the provisions of this Agreement and those in any other agreement, the provisions of this Agreement shall govern. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

6.02.     Successors and Assigns; Binding Effect.  This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns, and the

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Consultant, and his heirs and administrators. The Company may assign this Agreement to any corporation which is in a consolidated group with the Company or which acquires the Company.

6.03.      Waiver and Severability.  The waiver by either party of a breach of any terms or conditions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. In the event that any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable under any law, rule or regulation of any government having jurisdiction over the parties hereto, such illegality or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement.

6.04.      Heading; Interpretations.  The headings and captions used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.

6.05.      Governing Law.  All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New York without regard to the conflicts of law principles thereof.

6.06.      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By:	/s/ Rina S. Kurz
Rina S. Kurz

Angion Biomedica Corp

By	/s/ Bruce Rich
Bruce Rich
Assistant Secretary

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January 1st 2009 Addendum to the January 1st 2005 Consulting

Agreement between Rina Kurz & Angion Biomedica Corp

WHEREAS, the Consultant desires to continue to provide consulting services and related services described in the initial agreement dated 1st of January, 2005 to the Company and

WHEREAS, the Company desires to continue to retain the Consultant, and the Consultant desires to be retained by the Company to perform the services described in the initial consulting agreement under the same conditions contained in the initial consulting agreement.

NOW, THEREFORE, the parties agree to increase the annual compensation cap to $98,000 instead of $70,000 (Section 3.01 of the consulting agreement).

All other terms and conditions remain unchanged as per the initial January 1st, 2005 consulting agreement.

/s/ Rina Kurz	/s/ Itzhak D. Goldberg
Rina Kurz	Itzhak D. Goldberg, MD, FACR